Exhibit 10.4
CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DATED 2021

INIVATA LIMITED (1)

and

CLIVE MORRIS (2)

_________________________________
SERVICE AGREEMENT
___________________________________

THIS AGREEMENT IS DATED 2021
PARTIES:
(1)Inivata Limited whose registered office is at The Glenn Berge Building, Babraham, Cambridge, England, CB22 3FH (the "Employer"); and
(2)Clive Morris of [***] ("you")
AGREED TERMS:
1.DEFINITIONS
1.1In this agreement, the following expressions have the following meanings:
"Board" means the board of directors for the time being of the Employer or any committee of the board of directors duly appointed by it;
"Closing" means “Completion” as defined in, and in accordance with the terms of, the Share Purchase Agreement dated 4 May 2021 and entered into between the Employer, NeoGenomics Laboratories, Inc. and the Initial Sellers (as defined therein) in respect of the purchase by NeoGenomics Laboratories, Inc. of the entire issued and to be issued share capital of the Employer." Confidential Information" means all and any information, in whatever form, of or relating to the Employer or any member of the Group which you (or, where the context so requires, another person) have obtained by virtue of your employment or engagement and which the Employer or any member of the Group regards as confidential, including (but not limited to):
(a)financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;
(b)information relating to business methods, corporate plans, business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;
(c)information relating to and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Employer or any member of the Group;
(d)details of employees, officers and workers of and consultants to the Employer or any member of the Group, their remuneration details, job skills, experience and capabilities and other personal information;
(e)information relating to trade secrets, research activities, development projects, engineering, manufacturing, inventions, designs, know-how, product complain and testing information, technical specification and other technical information in relation to the development or supply of any future product or service of the Employer or any member of the Group and information concerning the intellectual property portfolio and strategy of the Employer or any member of the Group;
(f)any inside information (as defined in section 118C of the Financial Services and Markets Act 2000); and
(g)any information in respect of which the Employer or any member of the Group is bound by an obligation of confidence to a third party, but excluding any information which:
(i)is part of your own stock in trade;

(ii)is readily ascertainable to persons not connected with the Employer or any member of the Group without significant expenditure of labour, skill or money; or
(iii)which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement;
"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical drive or solid state memory device or cloud server and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;
"Employment" means your employment under this agreement;
"Employment IPRs" means all Intellectual Property Rights subsisting (or which may in the future subsist) in all Work Product or created or contributed by you in the course of your Employment (whether or not during working hours or using the Employer's resources or premises) and all works and materials embodying them including, but not limited to, all works, publications, records and any materials used in and associated with the business activities of the Employer (and any member of the Group) and any other know-how or strategies that might be used, developed or contributed to by you;
"Garden Leave" means any period during which the Employer exercises its rights under clause 17;
"Group" means the Employer, any subsidiary undertaking or parent undertaking of the Employer and any subsidiary undertaking of any such parent undertaking and "member of the Group" includes any undertaking in the Group. In this Agreement, "subsidiary undertaking" and "parent undertaking" have the meanings set out in sections 1161 and 1162 of the Companies Act 2006 (and include, without limitation, limited liability partnerships), modified so that: sections 1162(2)(c) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be "acting on behalf of" an undertaking or any of its subsidiary undertakings if any of that undertaking's shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security;
"HMRC" means HM Revenue and Customs;
"Intellectual Property Rights" means patents, rights to Work Product, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;
"Investment" means any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange;
"Investor Agreement" means the Investment Agreement dated 9 August 2018 (as amended and restated on 25 March 2019) in respect of the Employer and entered into between the Employer, the Managers and the Subscribing Investors (each as defined therein);
"Restrictive Covenant Deed" means the deed of restriction between you, NeoGenomics Laboratories, Inc. and the Employer entered into around the time of this agreement; and
"Work Product" means any and all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and all other works of a creative, technical or professional nature (and any derivatives of any of the foregoing) that are conceived, made, developed, or acquired by you during your Employment (either for the Employer or any other member of the Group) that relate in any way to the Employer's current, proposed or planned research, developments, operations, business, strategies, products or services.
2.APPOINTMENT AND TERM
2.1You will be employed as President, or in such other capacity commensurate with your skills, experience and status as the Employer may determine, on the terms set out in this agreement.
2.2The Employment will commence on the date of this agreement and will, subject to the remaining terms of this agreement, continue until terminated by either party giving to the other not less than six months' prior written notice.
2.3Your previous employment with the Employer from 1 May 2016 counts as part of your continuous employment with the Employer.
3.DUTIES
3.1During the Employment you will:
3.1.1abide by your statutory, fiduciary and common law duties to the Employer;
3.1.2comply with the articles of association (as amended from time to time) of the Employer;
3.1.3devote the whole of your working time, attention and abilities to the business of the Employer;
3.1.4diligently exercise such powers and perform such duties as may from time to time be assigned to you;
3.1.5use your best endeavours to promote, protect, develop and extend the business of the Employer and any member of the Group in existence from time to time;
3.1.6comply with all reasonable and lawful directions given to you by the Employer;
3.1.7under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, firm or company having business transactions with the Employer or any member of the Group in existence from time to time unless previously agreed with the Board;
3.1.8promptly make such reports to the Board on any matters concerning the affairs of the Employer as are reasonably required;
3.1.9comply with any code relating to dealing in the Employer's securities adopted by the Employer from time to time;
3.1.10comply with any law, principles, rules and regulations which apply to the Employer or you as a director of the Employer, including those of any regulatory authority or of any market on which the Employer's securities are quoted or traded;
3.1.11comply with any corporate governance code or guidelines to the extent required by law or regulation or as adopted by the Employer from time to time; and
3.1.12notify the Board or such other person stipulated in the Employer's data protection policy immediately on becoming aware of an actual or potential data security breach and take such steps that may be required to handle such breach.
3.2The Employer may issue policies, procedures and rules on the conduct that it expects from its employees and may amend or replace them from time to time. You must familiarise yourself with and comply with the content of any such policies, procedures and rules.

3.3You may be required to carry out work for or to hold office in any member of the Group at any time without additional remuneration.
3.4Subject to clause 4.3, the Employer may at its sole discretion transfer this agreement, or second you on a full-time or part-time, temporary or permanent basis, to any member of the Group at any time.
3.5While you work for, hold office in or are seconded to any member of the Group you will have the same obligations and owe the same duties towards that member of the Group as you owe towards the Employer under the terms of this agreement.
4.HOURS AND PLACE OF WORK
4.1Your normal working hours are 9.00 am to 5.30 pm, Monday to Friday, together with such additional hours as may be necessary for the proper performance of your duties.
4.2The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to your employment. You are entitled to terminate this opt-out at any time by giving not less than three months' written notice addressed to the Employer.
4.3Your normal place of work is your home but the Employer may require you to work at such other place within England on a temporary basis as the Employer may reasonably decide.
4.4You agree to travel (both within the United Kingdom and abroad) as and when required for the proper performance of your duties. However, you will not be required to work outside the United Kingdom for any continuous period of more than one month.
5.REMUNERATION
5.1You will be paid a salary of £405,000 per annum, which will accrue from day to day and be payable, less any deductions required by law, by equal monthly instalments in arrears on or before the 25th of each calendar month.
5.2The Employer will review your salary annually (except where notice has been served by either party to terminate this agreement). There shall be no obligation to increase your salary at any time.
5.3You will be eligible for a performance based bonus as a participant in the Employer's management incentive plan (the "Plan") with a target bonus for the first year of the Plan (2021/2022) of 50% of your salary, subject to the rules from time to time in force. You will thereafter be informed annually of your target bonus and objectives for subsequent bonus years for the purposes of the Plan, such objectives to be determined by the Employer's compensation committee in its absolute discretion. The Employer confirms that your target bonus in subsequent bonus years shall be no less than 50%. The actual amount of the bonus paid to you under the Plan, if any, will be determined by the compensation committee in its absolute discretion. You acknowledge that you have no right to receive a bonus and that the Employer is under no obligation to operate a bonus scheme and that if the Employer makes one or more bonus payments to you under the Plan during the Employment it shall not become obliged to make any subsequent bonus payments. If on or prior to the last day of a fiscal year, the Employer has terminated your Employment, or given you notice to terminate your Employment, for any reason other than for a reason set out in clause 15.4 below, or if you have been constructively dismissed, you will remain eligible to receive a bonus on a pro-rata basis for such fiscal year. If the Employment has been terminated for a reason set out in clause 15.4 below or you are serving any period of notice given by you (whether on Garden Leave or otherwise) on or prior to the last day of a fiscal year, you will not be eligible for a bonus for such fiscal year.
5.4In recognition of your continued service, the Employer is offering you a retention cash bonus of £607,500 (the "Retention Cash Bonus"), subject to the terms and conditions set out below.
5.4.1You will be eligible to receive 50% of the Retention Cash Bonus (the "Time Component") if, as at 30 June 2022 (the "Vesting Date"), you remain in continuous employment with the

Company or any Group Company. In the event that the Time Component becomes payable, it will be paid within 30 calendar days of the Vesting Date.
5.4.2You will be eligible to receive the remaining 50% of the Retention Cash Bonus (the "Performance Component") subject to achievement by the Employer of the milestone by the deadline set out in the below table.

Milestone	Performance Component Payout
[***]	100% of the Performance Component of the Retention Bonus will be payable within 30 calendar days following such completion
[***]	50% of the Performance Component of the Retention Bonus will be payable within 30 calendar days following such completion
[***]	0% of the Performance Component of the Retention Bonus will be payable

5.4.3You will only be eligible to receive any Time Component or Performance Component of the Retention Cash Bonus if, as at the relevant payment date:
(a)you remain in continuous employment with the Company or any Group Company; and
(b)neither the Employer nor any Group Company (as applicable) has terminated this agreement in accordance with clause 15.4 below save that if, prior to the relevant payment date, the Employer has terminated your Employment, or given you notice to terminate your Employment, for any reason other than for a reason set out in clause 15.4 below, or if you have been constructively dismissed, you will remain eligible to receive any Time Component and Performance Component of the Retention Cash Bonus (to the extent not yet paid).
5.5Upon Closing you will be eligible to receive a cash payment of $100,000 such payment to be made within 30 days of Closing.
5.6In order to give you an opportunity to share in the benefits of NeoGenomics' success, NeoGenomics, Inc. will offer you restricted stock and stock options, subject to the rules of the NeoGenomics Equity Incentive Plan and your individual award and option agreements. Your individual agreements will include details as to vesting and exercise dates. The combined value of the restricted stock and stock options to be offered to you by NeoGenomics at the date of grant is $1,400,000, one third in the form of restricted stock and two thirds in the form of stock options.
5.7The Employer may deduct from your salary or any other payments due to you any sums owed by you to the Employer or any member of the Group at any time and/or any amounts that the Employer is obliged by law to deduct.
6.EXPENSES
The Employer will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this agreement, subject to production of such receipts or other appropriate evidence as the Employer may require.

7.HOLIDAYS
7.1You will be entitled to 25 days' paid holiday in each holiday year (being the period from 1 January to 31 December) together with the usual bank and other public holidays in England. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.
7.2Holiday can only be taken with the advance approval of the Board. You will not without the consent of the Board carry forward any accrued and unused holiday entitlement in excess of 5 days to a subsequent holiday year, unless otherwise required by applicable law, and you are not entitled to receive any payment in lieu in respect of such entitlement, save on termination as provided in clause 7.3. Any holiday entitlement carried forward must be used by the end of March of the following year.
7.3On termination of the Employment, the Employer may either require you to take any unused and accrued holiday entitlement during any notice period by giving you at least one day's notice (but such holiday entitlement will be deemed to be taken during any period of Garden Leave) or make a payment in lieu based on your entitlement under clause 7.1 for the holiday year in which your employment terminates. If the Employer terminates the Employment for any of the reasons in clause 15.4 or if you resign in breach of clause 2.2, your entitlement to payment in lieu will be based on the minimum holiday entitlement under the Working Time Regulations 1998 only. If you have taken more holiday than your accrued entitlement, you will be required to reimburse the Employer in respect of the excess days taken and the Employer is authorised to deduct the appropriate amount from any sums due to you. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260th of your salary.
8.SICKNESS ABSENCE
8.1Your qualifying days for SSP purposes are your normal working days.
8.2Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), you will be eligible to receive statutory sick pay ("SSP"). The Employer may, at its discretion, continue to pay your salary at the normal rate for a period of time. Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive and, to the extent that damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Employer on demand at such time as you receive such third party payment (provided that you will not be required to repay a sum in excess of the amount of damages recovered).
8.3You will notify the Board as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence and to provide a medical certificate for any period of incapacity of more than seven days (including weekends). Further certificates must be provided to cover any further periods of incapacity.
8.4You agree to consent to medical examinations (at the Employer's expense) by a doctor appointed by the Employer should the Employer reasonably require and you will provide to that doctor copies of your medical records. The results of the examination may be disclosed to the Employer and the Employer may discuss such results with the relevant doctor. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this to the Employer.
8.5If you are away from work due to illness or injury the Employer may appoint another person or persons to perform your duties.

9.OTHER PAID LEAVE
You may be eligible to take other types of paid leave, subject to any statutory eligibility requirements or conditions and the Employer's rules, such leave includes statutory maternity, paternity, adoption, shared parental, parental and parental bereavement leave.
10.PENSION
You will become an active member of the Employer's group personal pension scheme with effect from the start of the Employment, subject to the rules of the scheme and HMRC limits from time to time. The Employer will contribute an amount equal to ten per cent of your annual salary in equal monthly instalments in arrears into the scheme (or such other HMRC registered group personal pension scheme as may be set up by the Employer to replace it). You will be required to pay a contribution equal to four per cent, payable by way of deductions from your salary. Contributions to the scheme will be subject to the rules of the relevant scheme and the tax relief, limits and exemptions available from HMRC from time to time. Details of the scheme can be obtained from the HR department. The scheme is not a contracted-out scheme.
11.OTHER BENEFITS
11.1You will be entitled to participate in the following insurance schemes, details of which can be obtained from the HR department:
11.1.1private medical insurance for you and your immediate family; and
11.1.2life assurance.
11.2Your right to participate in the schemes in clause 11.1 above is subject to the rules of the relevant scheme and of any related insurance policy as amended from time to time.
11.3The Employer reserves the right to discontinue, vary or amend the schemes (including the level of cover) or change the providers at any time and is under no obligation to provide or continue to provide these benefits if they are not available for you or not available at a cost the Employer considers reasonable. If the insurance providers refuse for any reason to provide any of the benefits to you, the Employer will not be liable to provide you with any replacement benefits of the same or similar kind or to pay any compensation in lieu of such benefits. The Employer will further not assume any liability for any payments that any insurer shall decline to make.
11.4All insurances are provided to you at no expense to the Employer, save for any premiums that may be payable to the insurer from time to time, in accordance with the rules of the applicable plan.
11.5Nothing in this agreement shall prevent the Employer from terminating your Employment, even if such termination results in the loss to you or any of your eligible dependants of any actual or prospective benefit or payment, including (but not limited to) any benefit or payment under any insurance policy.
12.OTHER INTERESTS
12.1You will not (except as a representative of the Employer or with the prior written approval of the Board, save in respect of your existing non-executive appointment as a director of Whatsheaf Group Limited to which the Employer hereby consents) whether paid or unpaid, directly or indirectly:
12.1.1undertake, be engaged or concerned in the conduct of;
12.1.2be or become an employee, agent, partner, consultant or director of; or
12.1.3assist or have any financial interest (other than the holding of an Investment) in, any other business, trade, profession or occupation, whether actual or prospective.

12.2You agree to disclose to the Board any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may reasonably be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.
13.CONFIDENTIAL INFORMATION
13.1You will not (save in the proper course of your duties or as specifically authorised by the Employer) either during the Employment or at any time after its termination (howsoever arising) directly or indirectly:
13.1.1use any Confidential Information;
13.1.2disclose or permit the disclosure of Confidential Information to any person, company, or organisation whatsoever; or
13.1.3make or use any Copies.
13.2You are responsible for protecting the confidentiality of the Confidential Information and shall:
13.2.1use your best endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and
13.2.2inform the Employer immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.
13.3The restrictions above shall not apply to information which you or another person may be ordered to disclose by a court of competent jurisdiction or which you disclose pursuant to and in accordance with the Public Interest Disclosure Act 1998, or as may be required by law.
14.INTELLECTUAL PROPERTY
14.1You shall give the Employer full written details of all Work Product and of all materials and works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your Employment (whether or not for the Employer or any other member of the Group, or during working hours or using the Employer's premises or resources) which relate to, or are reasonably capable of being used in, the business of the Employer or any member of the Group. You acknowledge that all Employment IPRs shall automatically, on creation, vest in the Employer absolutely regardless of whether it was created in the course of providing services to another member of the Group. At any time on the Employer's request and in any event on the termination of the Employment you shall give the Employer all originals and copies of all works, publications, records and any materials, including, without limitation, code, backups, correspondence, documents, papers and records on all media which record or relate to any Work Product or Employment IPRs. To the extent that any Work Product or Employment IPRs do not vest automatically, you hold them on trust for the Employer. You agree promptly to execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this clause 14.1.
14.2You understand and agree that the Employment IPRs are the exclusive property of the Employer and shall be owned by the Employer.
14.3You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 14.1 above.
14.4You hereby irrevocably appoint the Employer to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Employer or its nominee the benefit of this clause 14 and acknowledge in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Employer that any instrument or act falls within the authority conferred by this clause 14 shall be conclusive evidence that such is the case.

14.5You must ensure that any business contacts which you make in the course of the Employment are reported to the Employer and entered into such customer relationship management database as the Employer may from time to time direct.
15.TERMINATION
15.1Notwithstanding clause 2.2, the Employer may (in its sole and absolute discretion) terminate the Employment at any time and with immediate effect by giving you notice whether orally or in writing that it is exercising its right to do so under this clause and that it will make you a payment in lieu of notice equal to your salary only which you would have been entitled to receive during the notice period (or remainder of the notice period) referred to in clause 2.2, less income tax and national insurance contributions.
15.2You will have no right to receive a payment in lieu of notice unless the Employer has exercised its discretion in clause 15.1 above. Nothing in this clause 15 shall prevent the Employer from terminating the Employment and electing not to make you any payment in lieu of notice.
15.3Notwithstanding clause 15.1, you will not be entitled to any payment in lieu if the Employer would otherwise have been entitled to terminate the Employment without notice in accordance with clause 15.4. In that case the Employer will also be entitled to recover from you any payment in lieu (or instalments thereof) already made.
15.4The Employer may also terminate the Employment at any time with immediate effect without notice and without payment in lieu of notice if you:
15.4.1are guilty of gross misconduct or commit any material or (after warning) repeated or continued breach or non-observance of your obligations to the Employer (whether under this agreement or otherwise) or if you refuse or neglect to comply with any reasonable and lawful directions of the Employer;
15.4.2are guilty of any fraud or dishonesty or act in a manner which in the opinion of the Employer brings or is likely to bring you or the Employer or any member of the Group into disrepute or is materially adverse to the interests of the Employer or any member of the Group;
15.4.3are, in the reasonable opinion of the Employer, negligent and/or incompetent in the performance of your duties, or fail to perform your duties to a satisfactory standard (having previously been given written notice of such failure (whether by means of routine appraisal or otherwise) and a reasonable opportunity to improve);
15.4.4are guilty of a serious breach of any principles, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Employer or adopted by the Employer from time to time;
15.4.5commit any criminal offence (other than a motoring offence for which a non-custodial penalty may be imposed);
15.4.6facilitate tax evasion;
15.4.7are disqualified from holding any office which you hold in the Employer or any member of the Group or resign from such office without the prior written approval of the Board;
15.4.8have provided false or misleading information to the Employer in respect of your suitability for the Employment or your qualifications and experience;
15.4.9have failed to promptly report a notifiable data security breach of which you are aware in accordance with the Employer's data protection policy; or

15.4.10become bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984.
15.5The rights of the Employer under clause 15.4 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach by you of this agreement as having brought the agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.
16.OBLIGATIONS ON TERMINATION
16.1On the termination of the Employment (howsoever arising) or, if earlier, at the start of any period of Garden Leave or otherwise upon request, you will:
16.1.1immediately deliver to the Employer all property of the Employer or any member of the Group which may be in your possession or control including, without limitation, keys, mobile phone, company car (if any), blackberry, computer equipment, and all Copies, correspondence, documents, papers, memoranda, notes and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs and software programmes (in whatever media) relating to the business or affairs of the Employer and all copies of the above;
16.1.2irretrievably delete any information relating to the business of the Employer or any member of the Group stored on any magnetic or optical drive or solid state memory device or cloud server and all matter derived from such sources which is in your possession or under your control outside the Employer's premises;
16.1.3provide a signed statement that you have complied fully with your obligations under clauses 16.1.1 and 16.1.2;
16.2If the Employment is terminated at any time in connection with any reconstruction or amalgamation of the Employer whether by winding up or otherwise and you receive an offer of employment (on terms no less favourable overall than the terms of this agreement) from an undertaking involved in or resulting from such reconstruction or amalgamation you will have no claim whatsoever against the Employer arising out of or connected with such termination.
17.GARDEN LEAVE
17.1The Employer is under no obligation to provide you with work and may (if either party serves notice to terminate the Employment or if you purport to terminate the Employment in breach of contract) require you not to perform any duties or to perform only specified duties.
17.2During any period of Garden Leave, you shall:
17.2.1remain an employee of the Employer and be bound by the terms of this agreement (including, but not limited to, your implied duties of good faith and fidelity);
17.2.2continue to receive your salary and contractual benefits in the usual way (subject to the rules of the relevant benefits scheme(s) in force from time to time and the terms of this agreement);
17.2.3not, without the prior written consent of the Board attend your place of work or any other premises of the Employer or any member of the Group;
17.2.4not contact or deal with (or attempt to contact or deal with) any officer or employee (other than on a purely social basis), consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group except such person(s) as the Employer shall designate in writing, and the Employer may suspend your access to all or any information technology systems of the Employer and any member of the Group;
17.2.5be deemed to take any accrued but unused holiday entitlement; and
17.2.6(except during any periods taken as holiday, which should be notified in advance in accordance with the usual procedures) ensure that the Board knows where and how you can be contacted during normal working hours.
17.3During any period of Garden Leave, the Employer may, in its absolute discretion, appoint another person to perform your responsibilities jointly with you or in your place.
18.RESTRICTIVE COVENANTS
18.1In this clause 18:
"Business Contact" means any person who is an investor, shareholder, partner, researcher, developer, investigator, collaborator, licensor, licensee, manufacturer, supplier, re-seller, distributor, Customer or client, or Prospective Customer or client of, or who otherwise works with or has a business relationship with, the Employer and/or any other member of the Group;
"Capacity" means as agent, consultant, director, employee, owner, shareholder or in any other capacity;
"Customer" means any person, firm, company or entity who or which at any time during the Relevant Period (i) was provided with goods or services by the Employer or any member of the Group; or (ii) was in the habit of dealing with the Employer or any member of the Group, other than in a de minimis way, and about whom or which you have confidential information; and in each case with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;
"Group Goods and Services" means good and services which, at the Termination Date or during the Relevant Period, were: (i) offered or available for supply; or (ii) the subject of substantive research and development and/or commercialisation activities (including, without limitation, activities concerning liquid biopsy and the detection, sequencing and analysis of circulating tumour DNA), in each case directly or indirectly by the Employer or any member of the Group (including without limitation through any sub-licensee, distributor or other third party acting under any arrangement with a member of the Group);
"Key Employee" means any person who immediately prior to the Termination Date was employed or engaged by the Employer or any member of the Group who could materially damage the interests of the Employer or any member of the Group if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom you had personal dealings during the Relevant Period;
"Prospective Customer" means any person, firm, company or entity to whom or which, during the period of six months prior to the Termination Date, the Employer or any member of the Group had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services and with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;
"Relevant Period" means the period of 12 months ending on the Termination Date;
"Restricted Business" means the research, development, commercialisation, manufacture, sale and supply of Restricted Goods and Services in the Restricted Territory with which you were involved to a material extent during the Relevant Period;
"Restricted Goods and Services" means goods and/or services which compete with (or are intended or reasonably likely to compete with) Group Goods and Services;

"Restricted Territory" means the United States, the United Kingdom and the European Union (being the principal markets for which the Group seeks to commercially supply Group Goods and Services subject to obtaining relevant regulatory approvals) and any and each territory in which Group Goods and Services are commercially supplied or in respect of which substantive efforts have been made to obtain any regulatory approval so as to permit the commercial supply of Group Goods and Services therein;
"Supplier" means any person, firm, company or entity who or which was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to the Employer or any member of the Group and with whom or which you, or any person who reported directly to you, had material dealings during the Relevant Period; and
"Termination Date" means the date on which the Employment terminates or, if you spend a period on Garden Leave immediately before the termination of the Employment, such earlier date on which that period of Garden Leave commences.
18.2You covenant with the Employer (for itself and as trustee and agent for each member of the Group) that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person:
18.2.1for twelve months following the Termination Date be engaged, concerned or involved in any Capacity with any business which is (or intends to be) in competition with any Restricted Business;
18.2.2for twelve months following the Termination Date solicit or endeavour to entice away from the Employer or any member of the Group the business or custom of a Business Contact with a view to providing goods or services to that Business Contact in competition with any Restricted Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Business Contact to cease conducting, or reduce the amount of, business with the Employer or any member of the Group or discourage or prevent any Business Contact from conducting business with the Employer or any member of the Group;
18.2.3for twelve months following the Termination Date be involved with the provision of goods or services to, or otherwise have any business dealings with, any Business Contact in the course of any business which is in competition with any Restricted Business;
18.2.4for twelve months following the Termination Date solicit or endeavour to entice away from the Employer or any member of the Group the business or custom of any Supplier in the course of any business which is in competition with any Restricted Business;
18.2.5for twelve months following the Termination Date be involved with the receipt of goods or services from any Supplier where such receipt would adversely affect the ability or willingness of the Supplier to meet the requirements of the Employer or any member of the Group;
18.2.6for twelve months following the Termination Date offer to employ or engage or otherwise endeavour to entice away from the Employer or any member of the Group any Key Employee (whether or not such person would breach their contract of employment or engagement);
18.2.7for twelve months following the Termination Date employ or engage or facilitate the employment or engagement of any Key Employee (whether or not such person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business; or
18.2.8at any time after the Termination Date represent yourself as being in any way connected with (other than as a former employee), or interested in the business of the Employer or any member of the Group or use any registered names or trading names associated with the Employer or any member of the Group.

18.3None of the restrictions in clause 18.2 above shall prevent you from:
18.3.1holding an Investment;
18.3.2being engaged or concerned in any business insofar as your duties or work relate solely to geographical areas where that business is not in competition with any Restricted Business; or
18.3.3being engaged or concerned in any business insofar as your duties or work relate solely to services or activities of a kind with which you were not concerned to a material extent during the Relevant Period.
18.4Each of the restrictions contained in this clause 18 (on which you have had the opportunity to take independent legal advice) is intended to be separate and severable and while they are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions is held to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or any member of the Group but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.
18.5You agree that you will (at the request and cost of the Employer) enter into a separate agreement with any member of the Group for which you perform services under which you will agree to be bound by restrictions corresponding to the restrictions contained in this clause 18 (or such similar restrictions as will be appropriate provided that such restrictions shall be no wider in scope than those contained in this clause) in relation to such member of the Group.
18.6You agree that if your employment is transferred to any person, company, firm, organisation or other entity other than the Employer or any member of the Group (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer that will contain provisions that provide protection to the New Employer similar to that provided to the Employer and any member of the Group under clause 18.2.
18.7If, during the Employment or any period during which the restrictions in this clause 18 apply you receive an offer to be involved in a business in any Capacity, you will notify the person making the offer of the terms of this clause 18.
19.DISCIPLINARY AND GRIEVANCE PROCEDURE
19.1You are subject to the Employer's disciplinary procedures, which can be found in the Staff Handbook. These procedures do not form part of your contract of employment.
19.2The Employer may at any time suspend you on full pay for such period as shall be reasonably necessary, for the purposes of investigating any allegation of misconduct or neglect against you.
19.3If you wish to obtain redress of any grievance relating to the Employment you should refer to the Employer's grievance procedures which can be found in the Staff Handbook. These procedures do not form part of your contract of employment.
20.PERSONAL DATA
20.1You acknowledge that the Employer will from time to time process data that relates to you for the purposes of the administration and management of its employees and its business, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes. You will have received a privacy notice with further details of how we process your personal data.
20.2You will at all times comply with the Employer's data protection policy when processing other people's personal data.

20.3You are referred to the Employer's data protection policy (as amended from time to time) for further details.
21.E-MAIL AND INTERNET
Telephone calls made and received by you using the Employer's equipment, use of the e-mail system to send or receive business or personal correspondence and use of the internet may be monitored and/or recorded by the Employer. You acknowledge that the content of any communications using the Employer's systems or anything stored on such systems will not be private and confidential to you but will belong to the Employer and that the use of such systems is for business purposes only, although limited personal use by you is permitted. Further details can be found in the Employer's e-mail and internet policy which can be found in the Staff Handbook.
22.TRAINING
No specific training is currently envisaged to be provided to you during the Employment but if any training is required you will be informed.
23.COLLECTIVE AGREEMENTS
There are no collective agreements which directly affect the Employment.
24.NOTICES
Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Employer) its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address and shall be deemed to have been served at the time at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by e-mail except with the written consent of the other party.
25.FORMER AGREEMENTS
25.1This agreement together with the NeoGenomics Equity Incentive Plan, your individual award and option agreements referred to at clause 5.6 above and the Restrictive Covenant Deed contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment or engagement, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement. For the avoidance of doubt the Employer hereby waives any rights it has to enforce against you the restrictive covenants set out in the Investor Agreement.
25.2You hereby warrant and represent to the Employer that you will not, in entering into this agreement or carrying out your duties under this agreement, be in breach of any other terms of employment or any other, whether express or implied, or any other obligation binding upon you.
26.CONSTRUCTION
26.1The headings in this agreement are inserted for convenience only and shall not affect its construction.
26.2Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this agreement) for the time being in force.
26.3The schedules to this agreement, if any, form part of and are incorporated into this agreement.
26.4No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

27.THIRD PARTY RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Employer and any member of the Group benefitting from a provision of this agreement shall have any rights under it.
28.COUNTERPARTS
This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.
29.GOVERNING LAW
29.1Any claim or matter of whatever nature arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this agreement shall be construed in all respects in accordance with, the law of England and Wales.
29.2Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).
This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by INIVATA LIMITED acting by a director, in the presence of:	Signature /s/ Mark Mallon Director
Print name /s/ Mark Mallon
Witness signature /s/ Alicia Olivo
Name (in BLOCK CAPITALS) ALICIA OLIVO
Address 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913

SIGNED as a deed by Clive Morris in the presence of:	Signature /s/ Clive Morris
Witness signature /s/ Dawn Pich
Name (in BLOCK CAPITALS) DAWN PICH
Address [***]